As filed with the Securities and Exchange Commission on February 26, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST CITIZENS BANC CORP

(Exact name of Registrant as specified in its charter)

Ohio	34-1558688
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 East Water Street, Sandusky, Ohio 44870

(Address of Principal Executive Offices) (Zip Code)

First Citizens Banc Corp. 2014 Incentive Plan

(Full title of the plan)

James O. Miller Chairman, President and Chief Executive Officer First Citizens Banc Corp 100 East Water Street Sandusky, Ohio 44870	Copy to: Anthony D. Weis, Esq. Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215
(Name and address of agent for service)

(419) 625-4121

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, without par value	375,000	$10.98	$4,117,500	$478.45

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an indeterminate number of additional Common Shares that may be necessary to adjust the number of Common Shares reserved for delivery pursuant to the First Citizens Banc Corp. 2014 Incentive Plan (as amended, the “Plan”) in accordance with the anti-dilution provisions of the Plan as a result of a reorganization, recapitalization, stock split, stock distribution, stock dividend, combination or other similar transaction or adjustment affecting the Common Shares as specified in such anti-dilution provisions.
(2)	Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations promulgated under the Securities Act and computed on the basis of $10.98 per share, which is the average of the high and low sales prices for a Common Share of First Citizens Banc Corp as reported on the Nasdaq Capital Market on February 23, 2015.

Index to Exhibits is located on page 12

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by First Citizens Banc Corp (“Registrant” or the “Company”) with respect to common shares, without par value (the “Common Shares”), of Registrant to be offered and delivered pursuant to the First Citizens Banc Corp. 2014 Incentive Plan (as amended, the “Plan”). The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated by the Commission under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been previously filed by Registrant with the Commission, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof:

•	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on March 14, 2014;

•	Registrant’s Quarterly Reports on Form 10-Q filed with the Commission on May 9, 2014, August 8, 2014 and November 7, 2014;

•	Registrant’s Current Reports on Form 8-K filed with the Commission on April 4, 2014, April 15, 2014 (as amended on April 16, 2014), April 16, 2014, July 3, 2014, July 16, 2014, September 11, 2014, October 3, 2014, October 21, 2014, January 9, 2015, January 20, 2015, January 23, 2015 (Items 8.01 and 9.01 and Exhibit 99.2 only), and February 4, 2015;

•	Registrant’s definitive proxy statement, dated March 14, 2014 and filed with the Commission on that date, related to Registrant’s Annual Meeting of Shareholders held on April 15, 2014; and

•	the description of Registrant’s Common Shares contained in Registrant’s Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 (SEC Registration No. 333-191169) filed by Registrant with the Commission on November 1, 2013, together with any subsequent amendment or report filed for the purpose of updating such description.

All documents which may be filed by Registrant with the Commission pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered under the Plan pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was or is furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Ohio General Corporation Law

Division (E) of Section 1701.13 of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Division (E) of Section 1701.13 provides:

(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5) (a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

Articles and Code of Regulations

Pursuant to Article EIGHTH of the Articles, Registrant has the power to indemnify its present and past directors, officers, employees and agents to the fullest extent permitted under the Ohio Revised Code. Article VIII of the Code of Regulations provides that Registrant will indemnify, to the fullest extent permitted or authorized by applicable law, any person made or threatened to be made a party to any suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of

Registrant, or is or was serving at the request of Registrant as a director, trustee, officer, or employee of a bank, or other corporation, partnership, joint venture, trust or other enterprise. In order to receive indemnification, the person must have acted in good faith and in a manner that he or she reasonably believed to be in and not opposed to the best interest of Registrant. With regard to any criminal action or proceeding, Registrant will indemnify the person if he or she had no reasonable cause to believe his or her conduct was unlawful. Registrant will not indemnify a person with respect to such person’s willful misconduct.

As a condition precedent to Registrant providing such indemnification, the person to be indemnified must (i) promptly notify Registrant of any actual or potential action, suit or proceeding, (ii) except with respect to a criminal proceeding, authorize and permit Registrant, in its sole discretion, to choose any legal counsel to defend and otherwise handle the action, suit or proceeding and related matters, (iii) except with respect to a criminal proceeding, permit Registrant to assume total, complete and exclusive control of the action, suit or proceedings and all related proceedings and matters, and (iv) in all respects, cooperate with Registrant and its counsel in the defense and/or settlement of the action, suit or proceeding and in the prosecution and/or settlement of any counterclaims, cross-claims and defenses.

The indemnification provided by Registrant’s Code of Regulations is not exclusive of any other rights to which any person seeking indemnification may be entitled, both as to action in his or her official capacity and as to action in another capacity while holding such office. In addition, such indemnification will continue as to a person who has ceased to be a director, trustee, officer or employee and will inure to the benefit of such person’s heirs, executors and administrators.

Insurance

Registrant’s Articles provide that, upon the vote of a majority of its Board of Directors, Registrant may purchase and maintain insurance for the purpose of indemnifying its directors, officers, employees and agents to the extent that such indemnification is allowed under the Articles. Registrant has purchased and maintains insurance policies that insure its directors and officers against certain liabilities that might be incurred by them in their capacities as directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement and made a part hereof:

Exhibit No.	Description

3.1	Articles of Incorporation, as amended, of Registrant (incorporated herein by reference to Exhibit 3.1 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 0-25980))

3.2	Certificate of Amendment by Shareholders or Members as filed with the Ohio Secretary of State on January 12, 2009, evidencing the adoption by the shareholders of Registrant on January 5, 2009 of an amendment to Article FOURTH to authorize the issuance of up to 200,000 preferred shares, without par value (incorporated herein by reference to Exhibit 3.1(B) to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 0-25980))

3.3	Certificate of Amendment by Directors or Incorporators to Articles, filed with the Ohio Secretary of State on January 21, 2009, evidencing adoption of an amendment by the Board of Directors of Registrant to Article FOURTH to establish the express terms of the Fixed Rate Cumulative Perpetual Preferred Shares, Series A, of Registrant (incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated and filed January 26, 2009 (File No. 0-25980))

3.4	Certificate of Amendment by Directors or Incorporators to Articles, filed with the Ohio Secretary of State on November 1, 2013, evidencing adoption of an amendment by the Board of Directors of Registrant to Article FOURTH to establish the express terms of the 6.50% Noncumulative Redeemable Convertible Perpetual Preferred Shares, Series B, of Registrant (incorporated herein by reference to Exhibit 3.4 to Registrant’s Pre-Effective Amendment No.1 to Form S-1 Registration Statement dated and filed November 1, 2013 (File No. 333-191169)

3.5	Amended and Restated Code of Regulations of Registrant (adopted April 17, 2007) (incorporated herein by reference to Exhibit 3.2 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 1-36192))

Exhibit No.	Description

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP as to the validity of the securities being registered (filed herewith)

10.1	First Citizens Banc Corp. 2014 Incentive Plan (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (S.R. Snodgrass, P.C.) (filed herewith)

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1)

24.1	Powers of Attorney of Directors of First Citizens Banc Corp (filed herewith)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandusky, State of Ohio, on February 26, 2015.

FIRST CITIZENS BANC CORP

By:	/s/ James O. Miller
James O. Miller, Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 26, 2015.

Signature	Title

/s/ James O. Miller James O. Miller	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Todd A. Michel Todd A. Michel	Senior Vice President (Principal Financial and Accounting Officer)

/s/ Thomas A. Depler * Thomas A. Depler	Director

/s/ Allen R. Maurice * Allen R. Maurice	Director

/s/ W. Patrick Murray * W. Patrick Murray	Director

/s/ Allen R. Nickles * Allen R. Nickles	Director

Signature	Title

/s/ David A. Voight * David A. Voight	Director

/s/ Daniel J. White * Daniel J. White	Director

*	The undersigned, by signing his name hereto, does hereby sign this Registration Statement on Form S-8 on behalf of each of the directors of the Registrant identified above pursuant to powers of attorney executed by the directors identified above, which powers of attorney are filed with this Registration Statement on Form S-8 within Exhibit 24.1.

*By:	/s/ James O. Miller	Date: February 26, 2015
James O. Miller, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description

3.1	Articles of Incorporation, as amended, of Registrant (incorporated herein by reference to Exhibit 3.1 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 0-25980))

3.2	Certificate of Amendment by Shareholders or Members as filed with the Ohio Secretary of State on January 12, 2009, evidencing the adoption by the shareholders of Registrant on January 5, 2009 of an amendment to Article FOURTH to authorize the issuance of up to 200,000 preferred shares, without par value (incorporated herein by reference to Exhibit 3.1(B) to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 0-25980))

3.3	Certificate of Amendment by Directors or Incorporators to Articles, filed with the Ohio Secretary of State on January 21, 2009, evidencing adoption of an amendment by the Board of Directors of Registrant to Article FOURTH to establish the express terms of the Fixed Rate Cumulative Perpetual Preferred Shares, Series A, of Registrant (incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated and filed January 26, 2009 (File No. 0-25980))

3.4	Certificate of Amendment by Directors or Incorporators to Articles, filed with the Ohio Secretary of State on November 1, 2013, evidencing adoption of an amendment by the Board of Directors of Registrant to Article FOURTH to establish the express terms of the 6.50% Noncumulative Redeemable Convertible Perpetual Preferred Shares, Series B, of Registrant (incorporated herein by reference to Exhibit 3.4 to Registrant’s Pre-Effective Amendment No.1 to Form S-1 Registration Statement dated and filed November 1, 2013 (File No. 333-191169)

3.5	Amended and Restated Code of Regulations of Registrant (adopted April 17, 2007) (incorporated herein by reference to Exhibit 3.2 to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 1-36192))

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP as to the validity of the securities being registered (filed herewith)

10.1	First Citizens Banc Corp. 2014 Incentive Plan (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (S.R. Snodgrass, P.C.) (filed herewith)

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1)

24.1	Powers of Attorney of Directors of First Citizens Banc Corp (filed herewith)